Exhibit 10.1
                                                                    ------------
                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement, dated as of the 2nd day of January, 1999, between Noble Roman's, Inc., an Indiana corporation ("Company") and Paul W. Mobley ("Mobley").

                                    RECITALS:
                                    ---------

     1. The Company is engaged in pizza focused foodservice solutions for franchising to non-traditional locations ("Business").

     2. The Company desires to retain, by contract, a qualified individual to serve as its Chairman; and,

     3. Mobley has served as Chairman of the Company and is willing to continue to serve as Chairman of the Company pursuant to the terms and conditions of this Agreement.

                                   AGREEMENT:
                                   ----------

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

     1. Employment. The Company hereby employs Mobley and Mobley hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term. The effective date of this Agreement shall be January 2, 1999. Subject to the provisions for termination as provided in paragraph 10 hereof, the term of this Agreement shall be seven (7) years from and after January 2, 1999 and it shall be automatically renewed for successive seven (7) year periods on January 2 of each year hereafter unless the Board of Directors ("Board") takes specific action not to renew. If the Board elects not to renew on any anniversary date, this Agreement shall be in full force and effect during the remaining portion of the then current seven (7) year period.

     3. Duties. Mobley is engaged as Chairman of the Company to manage, direct and administer all phases of the Business of the Company, subject to the direction and control of the Board of the Company. The precise services, duties and authority of Mobley as Chairman may be further defined, extended or curtailed from time to time at the discretion of the Board.

     4. Extent of Services. Mobley, subject to the control of the Board, shall have the power and authority commensurate and necessary to his position of Chairman of the Company. He shall devote his entire employable time, attention and best efforts to the business of the Company and shall not, without the consent of the Board, which consent shall not be unreasonably withheld, during the term of this Agreement, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit and other pecuniary advantage; but this shall not be construed as preventing Mobley from investing his personal assets in such form or manner as will not require any services on the part of Mobley in the operation of the affairs of the company in which such investments are made. Mobley shall be a full-time employee of the Company and shall devote at least forty (40) hours per week (excused absences and vacation periods counted as hours worked for this purpose) to the affairs of the Company unless the Company consents to a shorter work period.

     5. Compensation. Mobley shall be compensated for services rendered hereunder during the term hereof as follows:

     (a) Mobley shall receive a base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per year payable in equal periodic installments consistent with the Company's payroll practices and subject to withholding of taxes and other customary amounts. During the term hereof, the base salary will be automatically increased by 6% annually unless further increased by action of the Board and, once increased, never decreased.

     (b) Mobley may be entitled to bonuses in an amount and at times as determined by the Board.

          6. Fringe Benefits:

     (a) Mobley shall be entitled to participate in such existing employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its management or supervisory personnel generally at such times as Mobley shall have fulfilled the eligibility requirement for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs or employee fringe benefits it may adopt from time to time.

     (b) During the term of this Agreement, the Company shall provide Mobley with an automobile of such sufficient style and quality as determined by Mobley and consistent with his position as Chairman of the Company. The Company shall pay directly or shall reimburse Mobley for insurance and all normal and reasonable automobile operating expenses, such as maintenance repairs and insurance, that he incurs in the performance of his duties hereunder.

     (c) Mobley shall be entitled to at least four (4) weeks vacation with pay for each year during the term hereof or such greater number of days or weeks of vacation as may be determined by the Board.

     (d) The Company shall reimburse Mobley for all reasonable expenses he may incur for promoting the Company's business, including expenses for entertainment, travel and similar items.

     (e) The Company shall at its expense, in addition to any life insurance benefits pursuant to paragraph 6(a), provide Mobley with a life insurance policy on the life of Mobley in the amount of five (5) times his base annual salary (as may be changed from time to time), payable to such beneficiary or beneficiaries as Mobley may designate. Mobley shall be the owner of such life insurance policy.

     7. Disability. If Mobley shall become physically or mentally disabled during the term of this Agreement to the extent that he shall be unable to perform his duties and services for and on behalf of the Company, and such disability shall continue for a period in excess of one (1) month, the salary then payable to Mobley pursuant to the foregoing paragraph 5(a) shall be paid to Mobley for the balance remaining on the present contract term reduced by any monthly disability insurance benefits he may receive from other disability insurance purchased on his behalf by the Company.

     8. Confidentiality. The Company possesses and will continue to possess information which has been created, discovered, developed by or otherwise become known to the Company (including information discovered or made available by subsidiaries, affiliates or joint ventures of the Company or in which property rights have been assigned or otherwise conveyed to the Company) which information has commercial value to the Company, including but not limited to trade secrets, innovations, processes, computer codes, data, know how, improvements, discoveries, developments, techniques, marketing plans, strategies, costs, customers, client lists and recipes, or any information Mobley has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesired publicity, whether or not developed by Mobley ("Confidential Information"). Unless previously authorized in writing or instructed in writing by the Company, Mobley will not, at any time, disclose to others, or use, or allow anyone else to disclose or use any Confidential Information (except as may be necessary in the performance of Mobley's employment with the Company), unless and until and then only to the extent that, such Confidential Information has been ascertainable or obtained from public or published sources or was available to the Company on a non-confidential basis prior to any disclosure, provided that the source of such material is or was not bound by any obligation of confidentiality to the Company.

     9. Restrictive Covenants. Mobley acknowledges that because of his skills, his position with the Company and the Confidential Information to which he will be provided on account of such employment with the Company, competition by Mobley with the Company would damage the Company in a manner which cannot adequately be compensated by damages or in action at law. In view of such circumstances, because of the Confidential Information obtained by, or disclosed to Mobley as a material inducement to the Company to enter into this Agreement and to compensate Mobley, as described in paragraph 5, as well as provide him with additional benefits as provided herein and other good and valuable consideration, Mobley covenants and agrees that:

     (a) Non-Competition. During Mobley's employment with the Company and for a period of two (2) years thereafter, Mobley shall not, directly or indirectly in any geographic areas in which the Company is engaged in Business at the time Mobley's employment terminates, participate or assist any other person or entity in any manner or capacity in the pizza food industry.

     (b) Non-Solicitation of Employees. During Mobley's employment with the Company and for a period of two (2) years thereafter, Mobley shall not, directly or indirectly solicit for employment any employee of the Company.

     (c) Definitions. For purposes of this Agreement, the term "directly or indirectly" shall be construed in its broadest sense and shall include the activities of the members of the Mobley's immediate family or any partnership, corporation or other entity under the control of Mobley.

     (d) Reasonable Limitations. Given the important nature of the position Mobley has held and will hold with the Company, the nature of the Company's business and the sensitive nature of the information and duties Mobley will have with the Company, the parties acknowledge that the limitations, including but not limited to the scope of activities prohibited, their geographic area covered and the time limitations, are reasonable. In the event of an actual or threatened breach by Mobley of the provisions of paragraphs 8 and 9 of this Agreement, the Company shall be entitled to an injunction restraining Mobley from such breach. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it for such actual or threatened breach, including the recovery of damages from Mobley. If Mobley violates any of the covenants in paragraph 9 of this Agreement, the term and the covenant violated shall be automatically extended to a like period of time from the date on which Mobley ceases such violation or from the date of the entry of a court of competent jurisdiction of an order or judgment enforcing such covenance, whichever period is later.

     10. Termination.

     (a) The Company may, at its option, terminate this Agreement at any time upon written notice to Mobley for just cause. Just causes is defined as:

          (i) Mobley's misuse or embezzlement of funds belonging to the Company, conviction of a felony or crime involving moral turpitude or use of alcohol or drugs in such a manner as will injure or adversely effect the reputation of the Company or its employees, customers, agents, officers or directors;

          (ii) Mobley's absence from his employment, other than by disability for which salary is continued pursuant to paragraph 7, for a period of ninety (90) consecutive days or more;


          (iii) Provisions of this Agreement, gross negligence or willful malfeasance in discharging his obligations hereunder and such acts and their consequences are not remedied within ten (10) days or such longer reasonable period of time designated by the Company after written notice hereof has been given to Mobley.

     (b) This agreement shall not be terminated for any reason(s) except as enumerated above except by mutual agreement or by the death of Mobley.

     (c) In the event of the death of Mr. Mobley during the term of this agreement, Mr. Mobley's heirs shall continue to receive 12 months salary at the same rate of pay he was receiving immediately prior to his death.

     (d) Upon the termination of this Agreement for any of the reason specified in 10(a) above, Mobley shall be entitled to receive only the compensation accrued but unpaid as of the date of the termination hereof and shall not be entitled to additional compensation except as expressly provided in this Agreement. For any termination for any other reason the Company must pay Mr. Mobley a lump sum payment, on the day of termination, an amount equal to five
(5) times Mr. Mobley's then current annual salary plus the remaining amounts due pursuant to the terms of this contract for the balance of the contract term.

     11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to his residence, in the case of Mobley, or to the business address of the Company, in the case of the Company.

     12. Waiver and Breach of Severability. The waiver by the Company of a breach of any provision of this Agreement by Mobley shall not operate or be construed as a waiver of any subsequent breach by Mobley. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

     13. Entire Agreement. This instrument constitutes the entire Agreement of the parties to the Agreement and the subjects contained herein. It may not be changed orally, but only by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     14. Binding Agreement and Governing Law. This Agreement shall be binding upon and shall inure to the benefit of the parties and the successors in interest and shall be construed in accordance with and governed by the laws of the State of Indiana.

     15. Survival. Upon termination of this Agreement, the obligations of Mobley in paragraphs 8 and 9 shall continue in effect as provided therein.


     IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

                                         NOBLE ROMAN'S, INC.

                                         By: /s/ A. Scott Mobley
                                             --------------------------
                                         Printed: A. Scott Mobley

                                         Title:   President

                                                       "COMPANY"

                                         /s/   Paul W. Mobley
                                         ------------------------------
                                         Paul W. Mobley

                                                        "MOBLEY"